Exhibit 10.3

[FORM OF]

THE BRIDGEHAMPTON NATIONAL BANK

BRIDGE BANCORP, INC.

CHANGE IN CONTROL AGREEMENT

This AGREEMENT (the “Agreement”) is made effective as of the          day of                                     (the “Effective Date”), by and between The Bridgehampton National Bank with its principal administrative office at 2200 Montauk Highway, Bridgehampton, NY 11932 (the “Bank”), Bridge Bancorp, Inc., the holding company for the Bank (the “Company”), on the one hand, and                            (the “Executive”).  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations (“Final Regulations”) promulgated thereunder.

WHEREAS, the Bank recognizes the substantial contribution the Executive has made to the Bank and to the Company by serving as                                                  of the Bank, and wishes to protect Executive’s position in the manner provided in this Agreement; and

WHEREAS, the Executive has agreed to continue to serve in the employ of the Bank; and

WHEREAS, the Executive, the Bank and the Company have previously entered into a change in control agreement, which the parties hereto desire to replace and supersede by the execution of this Agreement.

NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.                                    TERM OF AGREEMENT

The term of this Agreement shall be thirty-six (36) full calendar months from the Effective Date of this Agreement set forth above, and shall include any extension or renewal made pursuant to this Section.  Commencing at the end of each day following the Effective Date, the term of the Agreement shall be extended for one additional day each day so that a constant term of thirty-six (36) months shall remain in effect hereunder until such time as the Board of Directors of the Bank (the “Board”), elects not to extend the term of the Agreement by giving written notice to the Executive in accordance with Section 4 of this Agreement, in which case the term of this Agreement shall become fixed and shall end on the thirty-six (36) month anniversary of the date of such written notice.

2.                                    PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

This Agreement provides for certain payments and benefits to Executive only in the event that there first occurs a Change in Control, followed by the termination of Executive’s employment as described in this Agreement.

(a)        Upon the occurrence of a Change in Control of the Company or the Bank (as herein defined) followed at any time during the term of this Agreement by Executive’s voluntary termination of employment in accordance with this Section 2(a) or involuntary termination of the Executive’s employment by the Bank, other than for death, disability, or Termination for Cause (as defined in Section 2(c) hereof), the provisions of Section 3 shall apply, provided that such termination of employment constitutes a “Separation from Service” within the meaning of Code Section 409A and the Final Regulations.  Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate his/her employment at any time during the term of this Agreement following: a demotion, loss of title, office or significant authority, a reduction in his/her annual compensation or benefits, or a relocation of his/her principal place of employment by more than 30 miles from its location immediately prior to the Change in Control; provided that in each case, Executive has given the Bank notice within 90 days following the date of the initial existence of the condition and the Bank has had at least 30 days in which to remedy the situation, and further provided that the Bank may elect to waive said 30 day period.

(b)        For purposes of this Agreement, the term “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, as set forth in (1) below; (ii) a change in the effective control of the Bank or Company, as set forth in (2) below; or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as set forth in (3) below.

(1)        A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(2)        A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(3)        A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in

Control shall be construed to be consistent with the requirements of Treasury regulation section 1.409A-3(g)(5).

(c)        Even if a Change in Control shall occur, the Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause.  The phrase “Termination for Cause” as used herein, shall mean termination because of: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board or the President and Chief Executive Officer will likely cause substantial economic damage to the Company, the Bank or any subsidiary or substantial injury to the business reputation of the Company, the Bank or any subsidiary; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company, the Bank or any subsidiary; (iv) the continuing willful failure of the Executive to perform his duties to the Company, the Bank or any subsidiary (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof; (v) a material breach by the Executive of the Bank’s Code of Ethics; or (vi) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank or the Company.  Executive shall not have the right to receive compensation or other benefits for any period after the date of Termination for Cause.  Notwithstanding the foregoing, Termination for Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Termination for Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Termination for Cause as described above, the Board may suspend the Executive from his/her duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board.  For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by his/her not in good faith without reasonable believe that his/her action or omission was in the best interest of the Company and the Bank.  Upon a finding of Termination for Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 4 below.

3.                                    TERMINATION

(a)  Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination by the Bank or the Company of the Executive’s employment other than due to Termination for Cause, or by the voluntary termination of employment by the Executive for one or more of the reasons set forth in Section 2(a) hereof, the Bank shall be obligated to pay the Executive, or in the event of his/her death (subsequent to a change in control and termination of employment), his/her beneficiary or beneficiaries, or his/her estate, as the case may be, as severance pay, a sum equal to three times the Executive’s annual compensation for the last taxable year immediately preceding the Change in Control (which payment is subject to applicable withholding taxes).  For purposes of this paragraph, annual compensation shall include all compensation reported in the Executive’s annual (IRS) Form W-2 (Box 5) for the taxable year.  If the Executive was employed for less than the entire prior taxable year, Executive’s annual compensation for the prior taxable year as reported on Form W-2, Box 5, shall be annualized (based on the number of weeks of employment and assuming a 52 week year).

(b)  Upon the occurrence of a Change in Control followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment by the Bank or the Company other than Termination for Cause, or voluntary termination of employment by the Executive for one or more of the reasons set forth in Section 2(a) hereof, the Bank shall cause to be continued at no cost to Executive, life insurance, and nontaxable medical coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his/her severance. If, as a result of the Change in Control, continuing employees will become covered under the group health plan of a successor entity, then Executive may be covered under the group health plan of the successor entity.  Such health care coverage shall be in addition to (and not concurrent with) COBRA health care continuation coverage. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following termination of employment.

(c)  Any cash severance payments shall be made in a lump sum within thirty (30) days of Executive’s termination of employment, subject to applicable withholding taxes.  Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment with the Bank.  Notwithstanding the foregoing, if Executive is a Specified Employee, as defined in Code Section 409A, and any payment to be made under sub-paragraph (a) of this Section 3 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service pursuant to Final Regulations Section 1.409A-1(b)(9)(iii).

(d) For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that no further services will be performed by the Executive after the date of Executive’s termination of employment (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding Executive’s termination of employment.  The determination of whether Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Final Regulations under Code Section 409A.

(e)  Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.  Notwithstanding anything to the contrary herein, if it is determined that having the Executive make such determination would violate Code Section 409A, then the reduction shall be made pro rata.

4.                                    NOTICE OF TERMINATION

Any purported termination of Executive’s employment by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by the Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall be immediate).  In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5.                                    SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank.  Further, the Company shall guarantee such other payments and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.                                    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding and agreement between the parties hereto regarding the Executive’s employment with the Bank and the Company and supersedes any prior agreement between the Bank, the Company and the Executive.

7.                                    NO ATTACHMENT

(a)  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)  This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank and the Company and their respective successors and assigns.

8.                                    MODIFICATION AND WAIVER

(a)  This Agreement contains the entire understanding between the parties hereto and supersedes the Original Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

(b)  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.                                    POST TERMINATION OBLIGATIONS

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company.  Executive will not, during or after the term of Executive’s employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank or the Company to supervisory governmental authorities pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed, or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

10.                            REQUIRED PROVISIONS

Notwithstanding any other provision in this Agreement, (i) the Bank or the Company may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were a Termination for Cause under Section 2(c) hereof to the extent required by the laws of the State of New York related to banking, by applicable federal law relating to deposit insurance or bank holding companies or by regulations or orders issued by the Banking Commissioner of the State of New York, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank’s or the Company’s burden to prove that any such action was so required.  Without limiting the foregoing, all payment to Executive under this Agreement are subject and conditioned upon compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. part 359.

11.                            SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.                            HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.                            GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York.

Any dispute or controversy arising or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement, except with respect to a termination for Cause.

14.                            PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, provided that such payment shall be made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in the Executive’s favor.

15.                            SUCCESSOR TO THE BANK AND COMPANY

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and/or the Company, expressly and unconditionally to assume and agree to perform the obligations of the Bank and the Company under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

16.                            OBLIGATIONS OF BANK

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank or the Company under this Agreement.

IN WITNESS WHEREOF, The Bridgehampton National Bank and Bridge Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers and directors, and Executive has signed this Agreement, on the                  day of                                              .

THE BRIDGEHAMPTON NATIONAL BANK

By:
Name:
Title:

BRIDGE BANCORP, INC.

By:
Name:
Title:

EXECUTIVE